UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 17, 2026

CALIDI BIOTHERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40789	86-2967193
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4475 Executive Drive, Suite 200, San Diego, California	92121
(Address of principal executive offices)	(Zip Code)

(858) 794-9600

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common stock, par value $0.0001 per share	CLDI	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On September 17, 2026, Calidi Biotherapeutics, Inc. (the “Company”) entered into a stock purchase agreement (the “Purchase Agreement”) with certain accredited investors and/or qualified institutional buyers named therein (the “Purchasers”), pursuant to which the Company agreed to issue and sell directly to the Purchasers, in a registered direct offering (the “Offering”), an aggregate of 1,025,640 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), at a purchase price of $1.17 per Share.

The Offering closed on September 21, 2026. The gross proceeds to the Company from the Offering were approximately $1.2 million, before deducting estimated offering expenses payable by the Company. The Company intends to use the net proceeds from the Offering for working capital and general corporate purposes. The Company did not engage an underwriter, placement agent, broker-dealer or other agent in connection with the Offering, and no underwriting discounts or commissions, placement agent fees or similar compensation were paid in connection with the sale of the Shares.

The Shares were offered and sold pursuant to the Company’s effective shelf registration statement on Form S-3 (File No. 333-282456) (the “Registration Statement”), which was declared effective by the Securities and Exchange Commission (the “SEC”) on October 10, 2024, the base prospectus included therein and the prospectus supplement dated September 17, 2026, filed with the SEC.

The Purchase Agreement contains customary representations, warranties and covenants of the Company and the Purchasers. Pursuant to the terms of the Purchase Agreement, and subject to certain exceptions as set forth therein, the Company agreed that, for a period of 45 days following the closing of the Offering, it will not issue, offer, sell or otherwise dispose of, or announce the issuance, offer, sale or other disposition of, any equity securities or equity-linked or related securities without the prior written consent of Purchasers holding more than 50% in interest of the Shares purchased under the Purchase Agreement. In connection with the Offering, the Company’s directors and executive officers entered into lock-up agreements pursuant to which, subject to customary exceptions, they agreed not to offer, sell, contract to sell, pledge or otherwise transfer or dispose of any shares of Common Stock or securities convertible into, exercisable for or exchangeable for Common Stock for a period of 60 days following the closing of the Offering.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the form of Purchase Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K (“Form 8-K”) and is incorporated herein by reference. The legal opinion of Sichenzia Ross Ference Carmel LLP relating to the validity of the securities issued in the Transactions is filed herewith as Exhibit 5.1.

This Form 8-K does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of any securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Item 8.01 Other Events.

On September 17, 2026, the Company issued a press release announcing the Offering. A copy of the press release is furnished as Exhibit 99.1 to this Form 8-K, and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
5.1	Opinion of Sichenzia Ross Ference Carmel LLP.
10.1	Form of the Securities Purchase Agreement.
23.1	Consent of Sichenzia Ross Ference Carmel, LLP (contained in Exhibit 5.1)
99.1	Press Release dated September 17, 2026.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALIDI BIOTHERAPEUTICS, INC.
Dated: September 22, 2026
	By:	/s/ Andrew Jackson
	Name:	Andrew Jackson
	Title:	Chief Financial Officer